Exhibit 99

FOR IMMEDIATE RELEASE

QUEENSLAND, AUSTRALIA HEALTH SYSTEM AWARDS RETRACTABLE TECHNOLOGIES SAFETY NEEDLE CONTRACT

LITTLE ELM, TEXAS, March 7, 2007-Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, announced today that Queensland Health, a department within the Queensland government, has awarded Retractable a one-year contract to supply its VanishPoint® automated retraction syringes to all of Queensland Health’s 202 acute care facilities. The contract, which is effective immediately and renewable for two years, follows a successful two-year clinical study at Princess Alexandra Hospital in Brisbane, Australia, Queensland’s capital. Virtually all of the healthcare facilities in Queensland and in Australia’s five other states are government-operated.

VanishPoint® products are distributed in Australia by Brisbane-based Scientific Educational Supplies Pty Ltd.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to maintain and quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically Becton Dickinson and Company, Inc., in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com

Distributor Contact (Australia)

Richard De Vries

President

Scientific Educational Supplies Pty Ltd.

Brisbane, Queensland, Australia

0738-496-454 (office)

1-800-656-434 (toll free)

0733-497-091 (fax)

0428-747-884 (cell)

richard@ses.com.au